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                                                                    EXHIBIT 2(e)

                              SHAREHOLDER AGREEMENT

         THIS AGREEMENT is made between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), and the undersigned shareholder of THE BANK OF WINTER PARK, a bank organized under the laws of the State of Florida ("Winter Park Bank") (the "Shareholder"), to be effective as of the date it is signed by the Shareholder, as indicated below.

                                    RECITALS

         A. The Shareholder owns or has the power to vote, either exclusive or shared, _______________ shares of the common stock, $5.00 par value per share, of Winter Park Bank (together with all shares of such stock which the Shareholder subsequently acquires or obtains the power to vote, the "Shares").

         B. Winter Park Bank has entered into (i) a certain Agreement and Plan of Merger with The Huntington National Bank ("Huntington Bank"), dated May 22, 1997 (the "Merger Agreement"), and (ii) a certain Supplemental Agreement with Huntington and Huntington Bank, dated May 22, 1997 (the "Supplemental Agreement"), pursuant to which Winter Park Bank is to merged with and into Huntington Bank (the "Merger"), and the shareholders of Winter Park Bank will be entitled to receive shares of Huntington common stock, without par value, and cash for their shares of Winter Park common stock. The Merger Agreement and the Supplemental Agreement are sometimes hereinafter collectively referred to as the "Merger Documents."

         C. Under the terms of the Merger Documents, Winter Park Bank has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the Merger and the Merger Documents (together with any adjournments thereof, the "Shareholders' Meeting").

         D. It is a condition to the obligations of Huntington and Huntington Bank under the Merger Documents that certain shareholders of Winter Park Bank, including the Shareholder, shall have agreed to vote their shares of Winter Park Bank common stock in favor of the Merger.

                                    AGREEMENT

         Accordingly, the parties hereto hereby agree as follows:

         SECTION 1. AGREEMENT TO VOTE.    The Shareholder agrees to vote the
Shares as follows:

                  (a) in favor of the authorization of the Merger and the approval of the Merger Documents at the Shareholders' Meeting;

                  (b) against the approval of any proposal relating to a competing merger or business combination involving an acquisition of Winter Park Bank or the purchase of all or a substantial portion of the assets of Winter Park Bank by any person or entity other than Huntington, Huntington Bank, or another affiliate of Huntington; and

                  (c) against any other transaction which is inconsistent with the obligation of Winter Park Bank to consummate the Merger in accordance with the Merger Documents.

         SECTION 2. LIMITATION ON VOTING POWER. It is expressly understood and acknowledged that nothing contained herein is intended to restrict the Shareholder from voting on any matter, or otherwise from acting, in the Shareholder's capacity as a director or officer of Winter Park Bank with respect to any matter, including but not limited to, the management or operation of Winter Park Bank.

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         SECTION 3. TERMINATION. This Agreement shall terminate on the earlier of (a) the first anniversary of this Agreement, (b) the date on which the Merger Documents are terminated in accordance with Section 11 of the Supplemental Agreement, (c) the date on which the Merger is consummated, or (d) the death of the Shareholder.

         SECTION 4. REPRESENTATIONS, WARRANTIES, AND ADDITIONAL COVENANTS OF THE SHAREHOLDER. The Shareholder hereby represents and warrants to Huntington that the Shareholder has the capacity and all necessary power and authority to vote the Shares and that this Agreement constitutes a legal, valid, and binding obligation of the Shareholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally. The Shareholder further agrees that, during the term of this Agreement, the Shareholder will not sell or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder's power to vote the Shares or which would be inconsistent with this Agreement.

         SECTION 5. SPECIFIC PERFORMANCE. The Shareholder hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Shareholder hereunder shall be specifically enforceable and that Huntington shall be entitled to injunctive or other equitable relief upon such a breach by the Shareholder. The Shareholder further agrees to waive any bond in connection with the obtaining of any such injunctive or equitable relief. This provision is without prejudice to any other rights that Huntington may have against the Shareholder for any failure to perform his obligations under this Agreement.

         SECTION 7. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles.

         IN WITNESS WHEREOF, the undersigned have executed this Shareholder Agreement as of the date set forth in the Acknowledgment below.

                                             ---------------------------------
                                                       Signature

                                             ---------------------------------
                                                       Print Name

                                 ACKNOWLEDGMENT
                                 --------------

STATE OF FLORIDA

COUNTY OF
         -------------

         The foregoing instrument was acknowledged before me this    day of
        , 1997, by _________________.


                                             ---------------------------------
                                                          Notary Public

                                             My Commission expires ___________.

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